FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR FOURTH QUARTER 2013 EARNINGS PER SHARE OF $0.17
INCLUDING $0.08 PER SHARE OF ACQUISITION AMORTIZATION

Company Provides Fiscal Year 2014 Non-GAAP EPS Guidance in the Range of $0.80-$1.00
Including Acquisition Amortization GAAP EPS will be in the Range of $0.40-$0.60

NEW YORK, April 23, 2013 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported diluted earnings per share equaled $0.17 in the fourth quarter of fiscal 2013.  Reported diluted earnings per share in the fourth quarter of fiscal 2012 was $0.72.  Excluding acquisition related amortization, non-GAAP EPS in the fourth fiscal quarter of 2013 equaled $0.25 as compared with $0.77 in the fourth quarter of fiscal 2012.

Product Sales Performance

Net sales for the quarter decreased 21.4% to $783.2 million, from $996.9 million in the prior year quarter.  The decrease in sales was due to the loss of patent exclusivity on March 14, 2012 for Lexapro® (escitalopram oxalate), partially offset by sales of the Company’s next generation products.

Central Nervous System Franchise

•
Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer’s disease, recorded sales of $438.8 million during the quarter, an increase of 11.6% from last year’s fourth quarter.

•
Viibryd® (vilazodone HCl), an SSRI and a partial agonist at serotonergic 5-HT1A receptors for the treatment of adults with major depressive disorder, recorded sales of $44.6 million during the quarter. Sales of Viibryd in last year’s fiscal fourth quarter were $24.9 million.  Viibryd was launched in August 2011.

Respiratory Franchise

•
Daliresp® (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD), recorded sales of $23.2 million for the quarter.  Sales of Daliresp in last year’s fiscal fourth quarter were $13.1 million. Daliresp was launched in August 2011.

•
TudorzaTM (aclidinium bromide inhalation powder), an anticholinergic indicated for the long-term maintenance treatment of bronchospasm associated with COPD, recorded sales of $10.8 million during the quarter.  Tudorza was launched in December 2012 and recorded initial trade stocking of $12.2 million in the fiscal third quarter.

Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, recorded sales of $132.0 million, an increase of 36.2% over the year-ago period.

Linzess™ (linaclotide), a guanylate cyclase agonist for the treatment of both irritable bowel syndrome with constipation and chronic idiopathic constipation in adults recorded sales of $4.5 million during the quarter.  Linzess was launched in December 2012 and recorded initial trade stocking of $19.2 million in the fiscal third quarter.

Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor for the management of fibromyalgia, recorded sales of $26.1 million, an increase of 3.2% from last year’s fourth quarter.

Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections, recorded sales of $13.1 million, an increase of 65.8% over last year’s fourth quarter.  Teflaro was launched in March 2011.

Contract Revenue was $30.6 million in the current quarter compared to $46.8 million last year.  Benicar® (olmesartan medoxomil) co-promotion income totaled $24.5 million, a decrease of $5.1 million, compared to $29.6 million in last year’s fourth quarter.  Last year’s fourth quarter also included $17.0 million in royalties from Mylan, Inc. on its sales of generic Lexapro.

Cost of Sales as a percentage of sales was 22.7% compared with 21.8% in last year’s fourth quarter.

Selling, General and Administrative expense for the current quarter was $372.7 million as compared to $410.5 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products: Linzess, Tudorza, Viibryd, Daliresp and Teflaro.

Research and Development for the current quarter was $240.3 million compared with $213.9 million in last year’s fourth quarter.  The current quarter and prior year quarter included $17.0 million and $5.0 million, respectively in development milestone expenses.

Income Tax benefit for the quarter was $14.6 million, which reflects the impact of the reinstatement of the Research and Development tax credit.

Reported net income for the quarter ended March 31, 2013 was $45.4 million or $0.17 per share compared to $192.7 million or $0.72 per share reported for last year’s fourth quarter.

Diluted Weighted Average Shares Outstanding at March 31, 2013 were approximately 267,259,000.

Twelve-month Results

Revenues for the twelve months ended March 31, 2013 decreased 31.8% to $3.1 billion from $4.6 billion in the prior year.

The Company reported a net loss for the twelve months ended March 31, 2013 of $32.1 million compared to net income of $979.1 million reported in the prior year.  Reported losses per share of $0.12 in the current year’s twelve months compared to diluted earnings per share of $3.57 in last year’s twelve months.  Excluding acquisition related amortization and certain upfront licensing payments, non-GAAP EPS for fiscal year 2013 equaled $0.45 as compared with $3.88 for fiscal year 2012.

Chairman and Chief Executive Officer

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “Fiscal year 2013 was an important transition year for our Company following the loss of patent exclusivity for Lexapro in March 2012.  In the last few years we have had the confluence of two major events – the expiration of our patent on Lexapro, and the launch of seven new products – the earliest of which was Bystolic which was launched in 2008, followed by six new product launches including two this past December.  Assuming regulatory approval, two additional new products will be launched this year.

“Losing Lexapro meant losing half of our sales and a larger portion of our profits.  Launching seven new products meant incurring the large expense of the launch itself and the intensive detailing to physicians to make them aware of our new products and with related promotional activities, all of which are essential for an effective launch.  We have not compromised the effort necessary to achieve effective physician awareness even though we have had to deal with multiple launches.  That confluence ultimately created a trough in our earnings requiring that we report a loss for the fiscal year, something that has not happened since fiscal 1997.  However, it appears that on an annual basis, we are beginning to extricate ourselves from that trough.  In the last quarter of fiscal 2013 we had a profit of $45.4 million which we expect will ultimately grow as our new products and additional ones to be launched continue to grow.  Bystolic had sales in our last quarter of $132.0 million and appears to be headed for annual sales in excess of five hundred million dollars.  We expect that other of our new products can equal or surpass even that impressive achievement.

“We are pleased with the performance this quarter of two of our most recent product launches, Tudorza and Linzess.  It is only a few months into the launch for these products, but they are performing well in-line with our expectations.  Our other new products, Bystolic, Savella, Teflaro, Daliresp and Viibryd also turned in solid performances during the quarter.  Collectively, these seven next generation products had sales of $254.3 million in the quarter, representing 51.3% growth in comparison to the comparable prior year quarter.  In addition, in the coming months we expect to launch Namenda XR, a once-daily extended-release formulation of Namenda, for the treatment of mild to severe dementia of the Alzheimer’s type.

“We are also pleased with the continued positive progress of our late stage new product development pipeline.  Last week we and our partner Almirall, S.A. reported positive topline Phase III clinical trial results from the study of the fixed dose combination of Tudorza and formoterol for the treatment of patients with moderate to severe COPD.  Also during this quarter, topline results from a second Phase III clinical study of Tudorza and formoterol will be reported as will topline results from a Phase III clinical trial from the study of the fixed dose combination of Bystolic and valsartan for the treatment of hypertension.  Assuming the successful completion of these two clinical development programs we plan to submit New Drug Applications (NDA) to the FDA in early calendar 2014.  We believe the clinical benefit of these new fixed dose combinations may significantly increase the sales of our novel base products.

“During the second half of calendar 2013 we expect FDA decisions for two additional NDA filings – levomilnacipran, a serotonin norepinephrine reuptake inhibitor for the treatment of major depressive disorder, and cariprazine for the treatment of schizophrenia and acute mania associated with bipolar 1 disorder.  Assuming their respective regulatory approvals in calendar 2013, we will have achieved nine FDA approvals from seven different divisions of the FDA in less than six years.  Our portfolio of products would cover six major therapeutic areas - anti-infective, cardiovascular, central nervous system, gastrointestinal, respiratory and pain providing the Company with a diversified range of commercial opportunities.  To achieve all of this would be an impressive accomplishment by any measure.

“As I have said before, it will take time for sales of our new products to increase in volume and we expect that some of these new products will be especially successful and that together these nine products, with other products which we may obtain, will enable us to grow beyond our present patent cliffs with a group of products with patent expiry in the next decade and some well into that decade. This is a very exciting time for our Company and I am confident that our corporate strategy is sound and we are in a great position to succeed well into the future.”

Fiscal 2014 Guidance

Regarding the fiscal year ending March 31, 2014, the Company expects that GAAP diluted earnings per share will be in a range of $0.40 to $0.60.  This includes acquisition related amortization and planned research and development milestone payments related to existing pipeline products but does not include any upfront licensing payments which may be made for additional product development transactions or acquisitions that may occur during the fiscal year.

Excluding acquisition related amortization non-GAAP earnings per share will be in the range of $0.80 to $1.00.

Key assumptions supporting the fiscal year 2014 forecast include the following:

Product Sales
•
Fiscal year 2014 total product sales of approximately $3.3 billion, compared with $2.9 billion reported in fiscal 2013.  This includes sales for the anticipated launches of Namenda XR and levomilnacipran.

•	Sales of our next generation products total $1.32 billion, representing 48.2% growth in comparison to fiscal 2013.

Central Nervous System Franchise
•	Namenda sales, including the launch of Namenda XR, of approximately $1.625 billion compared with $1.5 billion reported in fiscal 2013.
•	Viibryd sales of approximately $220 million versus the $163 million reported in fiscal 2013.
•	Levomilnacipran sales of approximately $13 million.

Respiratory Franchise
•	Daliresp sales of approximately $110 million versus the $78 million reported in fiscal 2013.
•	Tudorza sales of approximately $90 million versus the $23 million reported in fiscal 2013.

Bystolic
•	Sales of approximately $535 million versus the $455 million reported in fiscal 2013.

Linzess
•	Sales of approximately $170 million versus the $24 million reported in fiscal 2013.

Savella
•	Sales of approximately $106 million compared with the $105 million reported in fiscal 2013.

Teflaro
•	Sales of approximately $60 million versus the $44 million reported in fiscal 2013.

Benicar earnings will decline approximately 32% from $126 million reported in fiscal 2013.  Per the agreement with Daiichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the residual royalty the Company receives will discontinue at the end of fiscal 2014.

Total Net Revenue
Approximately $3.5 billion, compared with $3.1 billion reported in fiscal 2013 (includes product sales as well as the earnings contribution from Benicar, interest income and other income).

Selling, General and Administrative
Expense of approximately $1.75 billion.  This expense includes funding continued competitive levels of support behind currently promoted products including Bystolic, Savella, Teflaro, Daliresp, Viibryd, Tudorza and Linzess.  In addition, the estimate includes spending for the upcoming launches of Namenda XR and levomilnacipran.

Research and Development
Investment of approximately $835 million in support of the late-stage product pipeline, including post-approval commitments for certain marketed products.  This projection includes planned milestone payments of approximately $60 million and represents, in total, a decrease of around 6% from the $893 million reported in fiscal year 2013, excluding initial licensing payments.

Income Tax
An effective tax rate for fiscal 2014 of approximately 23.5% which reflects shifts in the mix of earnings among jurisdictions and the reinstatement of the U.S. R&D tax credit in January 2013.

Shares Outstanding
Diluted shares outstanding will average approximately 268,000,000 for the fiscal year ending March 31, 2014 and assumes no shares will be repurchased.

Amortization Arising From Business Combinations and Acquisitions of Product Rights
Cost of sales - $0.16 per share
Selling, general and administrative - $0.24 per share

Use of Non-GAAP Financial Information

Forest provides non-GAAP income and non-GAAP EPS financial measures as alternative views of the Company’s performance.  These measures exclude certain items (including costs, expenses, gains/ (losses) and other specified items) due to their significant and/or unusual individual nature and the impact they have on the analysis of underlying business performance and trends.  Management reviews these items individually and believes excluding these items provides information that enhances investors’ understanding of the Company’s financial performance.  The information on non-GAAP income and non-GAAP EPS should be considered in addition to, but not in lieu of, net income and EPS prepared in accordance with generally accepted accounting principles in the United States (GAAP).  Non-GAAP Adjusted income and its components are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components (unlike GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted income and its components are presented solely to permit investors to more fully understand how management assesses performance.  A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows:

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Forest Laboratories, Inc.
Specified Items
For the Three and Twelve Months Ended March 31, 2013 and 2012

(In thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012

Amortization arising from business combinations and acquisitions of product rights	$10,709	$9,366	$37,965	$23,674
Impact of specified items on Cost of goods sold	10,709	9,366	37,965	23,674

Amortization arising from business combinations and acquisitions of product rights	11,005	5,926	43,900	21,104
Impact of specified items on Selling, general and administrative	11,005	5,926	43,900	21,104

Upfront payment to Adamas	-	-	65,000	-
Licensing payment to Blue Ash for azimilide	-	-	-	40,000
Other licensing agreement payment	-	-	6,000	-
Impact of specified items on Research and development	-	-	71,000	40,000

Increase/( decrease) to pre-tax income	21,714	15,292	152,865	84,778
Income tax impact of specified items	-	-	-	-
Increase/ (decrease) to net earnings	$21,714	$15,292	$152,865	$84,778

Forest Laboratories, Inc.
Reconciliation of GAAP Line Items to Certain Non-GAAP Line Items
For the Three and Twelve Months Ended March 31, 2013 and 2012

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$643,845	$10,709	$654,554	$838,139	$9,366	$847,505
Selling, general and administrative	372,728	11,005	361,723	410,549	5,926	404,623
Research and development	240,299	-	240,299	213,889	-	213,889
Earnings before provision for taxes	30,818	21,714	52,532	213,701	15,292	228,993
Provision for taxes	(14,625)	-	(14,625)	21,029	-	21,029
Earnings after provision for taxes	$45,443	$21,714	$67,157	$192,672	$15,292	$207,964
Weighted average number of diluted shares outstanding:	267,259	-	267,259	268,465	-	268,465

	Twelve Months Ended March 31, 2013			Twelve Months Ended March 31, 2012
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$2,477,042	$37,965	$2,515,007	$3,587,957	$23,674	$3,611,631
Selling, general and administrative	1,558,306	43,900	1,514,406	1,553,337	21,104	1,532,233
Research and development	963,594	71,000	892,594	796,932	40,000	756,932
Earnings before provision for taxes	(44,858)	152,865	108,007	1,237,688	84,778	1,322,466
Provision for taxes	(12,755)	-	(12,755)	258,630	-	258,630
Earnings after provision for taxes	$(32,103)	$152,865	$120,762	$979,058	$84,778	$1,063,836
Weighted average number of diluted shares outstanding:	266,807	-	266,807	274,016	-	274,016

Forest Laboratories, Inc.
Reconciliation of GAAP EPS to Non-GAAP EPS
For the Three and Twelve Months Ended March 31, 2013 and 2012

(In thousands, except earnings per share)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012

Reported Net income (loss):	$45,443	$192,672	$(32,103)	$979,058
Specified items net of tax:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	10,709	9,366	37,965	23,674
Recorded in Selling, general and administrative	11,005	5,926	43,900	21,104

Upfront Licensing payments recorded in research and development	-	-	71,000	40,000

Impact of specified items on provision for income taxes	-	-	-	-

Adjusted Non-GAAP earnings:	$67,157	$207,964	$120,762	$1,063,836

Forest Laboratories, Inc.
Reconciliation of GAAP EPS to Non-GAAP EPS
For the Three and Twelve Months Ended March 31, 2013 and 2012

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2013	2012	2013	2012

Reported Diluted earnings (losses) per share:	$0.17	$0.72	$(0.12)	$3.57
Specified items net of tax:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	0.04	0.03	0.14	0.09
Recorded in Selling, general and administrative	0.04	0.02	0.16	0.08

Upfront Licensing payments recorded in research and development	-	-	0.27	0.15

Rounding		-	-	(0.01)
Adjusted Non-GAAP earnings per share	$0.25	$0.77	$0.45	$3.88

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until May 23, 2013 at both websites and also by dialing (855) 859-2056 (US or Canada) or +1 (404) 537-3406 (international), Conference ID: 32019672.

About Forest Laboratories and Its Products

Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.  Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	THREE MONTHS		TWELVE MONTHS
	ENDED MARCH 31		ENDED MARCH 31
	(In thousands, except per share amounts)
	2013	2012	2013		2012
Revenues:
Net sales	$783,186	$996,909		$2,904,936	$4,392,548
Contract revenue	30,640	46,847		189,066	155,214
Interest income	4,929	6,360		29,150	20,364
Other income	2,916	5,597		2,973	17,918
Net revenues	$821,671	$1,055,713		$3,126,125	$4,586,044

Costs and expenses:
Cost of goods sold	177,826	217,574		649,083	998,087
Selling, general and administrative	372,728	410,549		1,558,306	1,553,337
Research and development	240,299	213,889		963,594	796,932
	790,853	842,012		3,170,983	3,348,356

Income (loss) before income tax expense	30,818	213,701		(44,858)	1,237,688
Income tax expense (benefit)	(14,625)	21,029		(12,755)	258,630
Net income (loss)	$45,443	$192,672	$	(32,103)	$979,058

Net income (loss) per share:
Basic	$0.17	$0.72		$(0.12)	$3.58
Diluted	$0.17	$0.72		$(0.12)	$3.57

Weighted average number of shares outstanding:
Basic	266,322	268,023		266,807	273,561
Diluted	267,259	268,465		266,807	274,016